Exhibit 10.4

APPENDIX A

RIOT PLATFORMS, INC.

NOTICE OF GRANT OF SERVICE-BASED EQUITY AWARD

You, the Participant identified in the Summary of Award below, are hereby notified that Riot Platforms, Inc. (the “Company”) has granted you an unvested award of restricted stock units (“RSUs”), each representing a continent right to receive one (1) share of the Company’s common stock, no par value per share (“Common Stock”), subject to the terms of the attached Long-Term Incentive Program (“LTIP”) Award Agreement (the “Award Agreement”) and the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”). This grant is contingent upon your acceptance of the Award Agreement. The number of RSUs and vesting terms are summarized below and detailed in the Award Agreement. In the event of a conflict between the terms of the Plan and this Award Agreement, the terms of the Plan shall govern. Capitalized terms not defined herein have the meanings given in the Plan.

Summary of Award

PARTICIPANT:

NUMBER OF RSUS:

AWARD TERM:

GRANT DATE:

Service Award:

The award consists of a service-based grant of RSUs (the “Service Award”) intended to incentivize your long-term employment and service with the Company through the Award Term and align your economic interests with those of the Company. The Service Award is subject to the “Vesting Schedule” and “Vesting Criteria” outlined below.

SERVICE AWARD:	RSUs

VESTING SCHEDULE:	RSUs vest [DATE]

RSUs vest [DATE]

RSUs vest [DATE]

Vesting Criteria:

The Service Award vests in three (3) approximately equal tranches throughout the Award Term, provided you remain continuously employed or in service with the Company through each applicable vesting date.

Restrictions and Vesting:

The Service Award is granted to you as incentive compensation and is contingent upon your continuous service with the Company through the applicable vesting dates specified in this Notice of Grant. Until vested, the RSUs remain restricted and subject to forfeiture under the Award Agreement and Plan. Except as set forth in the Award Agreement or as otherwise agreed by the Company in writing, any unvested RSUs will be forfeited upon your Separation from Service, with no partial vesting for incomplete service.

See the Award Agreement for additional terms governing the Award, including specific provisions regarding vesting, forfeiture, and transfer restrictions, among others.

RIOT PLATFORMS, INC.

LONG-TERM INCENTIVE PROGRAM SERVICE AWARD AGREEMEN

This Long-Term Incentive Program Service Award Agreement (this “Award Agreement”) is entered into, effective as of the “Grant Date” specified in the “Notice of Grant” attached hereto as Appendix A, which is incorporated herein by reference, by and between Riot Platforms, Inc., a Nevada corporation (the “Company”), and the individual identified in the Notice of Grant (the “Participant”), pursuant to the Company’s 2019 Equity Incentive Plan, as amended, (the “Plan”).

This Award Agreement identifies the terms of the equity award granted by the Company to the Participant (the “Service Award”). The Service Award is granted pursuant to the Plan and the Long-Term Incentive Program established by the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) as of July 13, 2023, (the “LTIP”) under the Plan. The Service Award is conditional compensation that requires the Participant’s continued employment or service through the applicable vesting dates, as described in Section 2. Capitalized terms not defined herein have the meanings assigned in the Plan.

Now, therefore, in consideration of the foregoing and other valid consideration, the receipt and sufficiency of which are acknowledged, the Company and the Participant agree as follows:

1.Grant of Restricted Stock Units. Subject to the terms of this Award Agreement and the Plan, including the restrictions set forth in Section 4 and the satisfaction of any tax obligation arising from a Section 83(b) Election (see Section 6.c), the Company hereby grants to the Participant, contingent on Participant’s continued service with the Company through the applicable vesting date restricted stock units (the “RSUs”), in an amount as specified in the Notice of Grant, which are convertible upon vesting into shares of the Company’s common stock, no par value per share (“Common Stock”). The Service Award may vest based on the Participant’s continuous service through the Award Term.

2.Vesting and Settlement. Except as otherwise provided in this Award Agreement, the Plan, or a written agreement expressly superseding them, the RSUs are subject to forfeiture until vested. Partial service during the vesting period does not entitle the Participant to any proportionate vesting or preserve rights following a termination of service, unless expressly agreed by the Company in writing. The Service Award is eligible to vest in three (3) approximately equal annual tranches in accordance with the Vesting Schedule under “Service Award” in the Notice of Grant. Vesting remains subject to any compensation claw-back rules under applicable law and Company policy. The Participant must remain employed or in service with the Company through each vesting date set forth in the Vesting Schedule in the Notice of Grant for the rights and benefits under this Award Agreement to vest. Until then, the Service Award and all related RSUs shall remain unvested and subject to forfeiture until vested. Vested RSUs shall be settled and converted into shares of Common Stock, on a one-for-one basis, subject to and shares withheld by the Company is satisfaction of any Withholding Tax obligations and in accordance with this Agreement, the Plan, and the Company’s customary practices, the Company will settle vested RSUs and issue shares of Common Stock to the Participant, according the delivery instructions provided by Participant (including via a third-party services account organizer by the Company for the benefit of Plan participants, such as E*TRADE). No RSUs shall be earned by the Participant, or shall vest and become no longer subject to forfeiture, until such withholding tax obligations have been satisfied in full.

3.Forfeiture.

a.Forfeiture of Unvested RSUs. Unless otherwise agreed in writing by the Company, all unvested RSUs are subject to forfeiture until vesting. Accordingly, any portion of the Service Award granted hereunder which have not vested shall be immediately and automatically forfeited and returned to the Company without payment or consideration to the Participant upon occurrence of a forfeiture event. The Participant shall forfeit and therefore have no further right, title or interest in such Shares, or any compensation in lieu thereof, upon the earlier of:

(i)the end of the Award Term set forth in the Notice of Grant;

(ii)the date the Participant’s employment, appointment or service with the Company ceases for any reason (the “Termination Date”);

(iii)the Participant’s breach, as determined by the Company, of any non-disclosure, non-competition, or non-solicitation restrictive covenant obligation owed to the Company; or

(iv)the determination by the Plan Administrator that the Participant’s conduct warrants  forfeiture under the Plan.

Upon a forfeiture event, the Company shall automatically reclaim the forfeited RSUs under Section 5.a, without further action or consent from the Participant (or the Participant’s beneficiary or personal representative, as applicable); provided, however, the Participant (or the Participant’s beneficiary or personal representative, as applicable) must provide any additional documents the Company requests to confirm the transfer of such forfeited RSUs to the Company. Additionally, to the extent permitted or required by law, Company policy, or the requirements of an exchange on which the Company’s securities may be listed for trading, the Company may enforce forfeiture or recoup compensation granted under this Service Award.

4.Restrictions. Until vesting, the RSUs are subject to the following restrictions:

a.Restrictions on Transfer; Permitted Transferees. Consistent with Section 5.7 of the Plan, the Service Award and all unvested RSUs granted hereunder (and any related interests or rights) may not be sold, pledged, assigned, hypothecated, transferred, gifted or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, in any manner other than by will or by the laws of descent or distribution unless otherwise approved in writing by the Committee. At its sole discretion, the Committee may permit transfers (without consideration) to (i) the Participant’s spouse, children, or grandchildren; (ii) one or more trusts for the benefit of the Participant’s spouse, children, or grandchildren; or (iii) a partnership, limited liability company, or other passthrough entity of which the Participant and the Participant’s spouse, children, or grandchildren are the only beneficial owners and controlling persons (collectively, the “Permitted Transferees”). No transfer of the RSUs shall be binding on the Company unless approved in writing by the Committee. The Committee shall have been furnished with (i) written notice along with such evidence as the Committee may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee of such transferred RSUs to comply with all the terms and conditions of the Service Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Service Award and RSUs.

b.Restrictive Legend. Any certificate evidencing the Participant’s ownership of the Shares shall be issued to the Participant (or a permitted transferee) and shall bear the following restrictive legend:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE RESTRICTED STOCK UNITS REPRESENTED HEREBY, AND/OR TE INTEREST IN THE SHARES OF THE COMMON STOCK, NO PAR VALUS PER SHARE, OF THE ISSUER, RIOT PLATOFORMS, INC., A NEVADA CORPORATION, REPRESENTED BY SUCH RESTRICTED STOCK UNITS ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE 2019 EQUITY INCENTIVE PLAN, AS AMENDED, AND THE EQUITY AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE ISSUER GOVERNING THE AWARD OF SUCH RESTRICTED STOCK UNITS, COPIES OF WHICH ARE ON FILE IN THE OFFICES OF THE ISSUER.

c.Issuance and Escrow of RSUs. The RSUs granted to the Participant hereunder shall be recorded by the Company with its transfer agent as a contingent grant of the shares of Common Stock underlying the Award, but no shares (whether in physical or certificated form) shall be issued to the Participant until settlement of vested RSUs in accordance with the terms hereof. Upon Participant’s request, and at the Company’s sole discretion, unvested RSUs may be issued in certificated form bearing the restrictive legend described in Section 4.b and any other legend required by law. The Participant hereby acknowledges and agrees that the Company shall hold any certificate issued for such restricted RSUs in escrow by the Company until all applicable restrictions are satisfied. If RSUs are issued in certificated form, the Participant is solely responsible for all administrative costs and risk of loss.

The issuance of the shares of Common Stock in settlement of vested RSUs and the removal of any restrictions are subject to all applicable laws. No RSUs may be issued hereunder if the issuance would constitute a violation of any applicable securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Company’s securities may then be listed. The inability of the Company to obtain the authority from any regulatory body having jurisdiction, deemed by the Company’s legal counsel to be necessary to effect the lawful issuance of the RSUs shall relieve the Company of any liability in respect of the RSUs, including with respect to the failure to issue such RSUs. The Company may require the Participant to meet any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as a condition to the issuance of RSUs.

5.Shareholder Matters.

a.Stock Power; Power of Attorney. Upon execution and delivery of this Award Agreement, the Participant shall deliver to the Company an executed stock power in the form attached hereto as Appendix C, in blank, with respect to the shares of Common Stock underlying such unvested RSUs covered by the Service Award. By accepting the Service Award, the Participant appoints the Company and each of its authorized representatives as the Participant’s attorney(s) in fact to transfer any unvested or forfeited RSUs, as well as the shares of Common Stock underlying such RSUs,  to the Company as may be required pursuant to the Plan or this Award Agreement, including in connection with any net settlement for taxes permitted under the Plan, and to execute any related documentation as the Company or such representatives deem necessary or advisable in connection with any such transfer.

b.Rights as a Shareholder. No shares of Common Stock shall be issued to Participant prior to the settlement of vested RSUs, and, except as set forth in this Section 5.b, Participant shall have no rights as a shareholder of Common Stock with respect to any unvested RSUs; provided, however, that Participant shall have the same rights with respect to the issuance of additional shares of Common Stock (granted as unvested RSUs on a one-for-one basis with such additional shares of Common Stock) incident to any  stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Company, which additional unvested RSUs shall be subject to the same restrictions and risk of forfeiture as the unvested RSUs originally granted hereby; and, provided further, that any dividends or other payments declared with respect to shares of Common Stock during the Award Term shall be credited to unvested RSUs on the basis of the number of shares of Common Stock represented by such unvested RSUs, and held for Participant’s account until vesting. Any dividend amounts credited to unvested RSUs shall be subject to forfeiture until the RSUs to which they relate vest, and upon forfeiture of such RSUs, Participant shall have no right to receive any such credited dividends or other amounts with respect to such forfeited RSUs.

c.Attendance at Meetings; Voting. Until the RSUs vest and are settled in shares of Common Stock in accordance with the terms of this Award Agreement and the Plan, the Participant shall have no right with respect to the shares of Common Stock underlying such RSUs to attend or participate in any meetings of the stockholders of the Company.

6.Tax Matters.

a.No Tax Advice; No Duty to Minimize Taxes. The Company has no duty or obligation to minimize the tax consequences to the Participant and shall not be liable to the Participant for any adverse tax consequences to Participant arising in connection with this Service Award, including with respect to any election pursuant to Section 83(b) of the Internal Revenue Code (the “Code”), as discussed in Section 6.b (the “Section 83(b) Election”). The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of this award and by signing this Award Agreement, the Participant has agreed that he or she has done so or knowingly and voluntarily declined to do so.

b.Tax Withholding Obligations. Upon settlement of vested RSUs, the Participant must satisfy all applicable income tax and withholding obligations (the “Withholding Taxes”). Provided the Company is required to collect and remit Withholding Taxes from the grant of RSUs and/or the issuance of shares of Common Stock in settlement upon vesting, the Company may, at its sole discretion, permit the Participant to satisfy these obligations by surrendering vested shares of Common Stock underlying the vested RSUs equal in value to the required Withholding Taxes, based on the closing market price on the date such vested RSUs are settled (“Net Settlement”). Net Settlement is not available to satisfy tax obligations arising from a Participant’s Section 83(b) Election (see Section 6.c). No shares of Common Stock underlying the vested RSUs will be delivered to the Participant until Withholding Taxes are fully satisfied. In the event the Company’s obligation to withhold arises prior to the delivery to the Participant of shares of Common stock underlying the vested RSUs or it is determined after the delivery of such shares to the Participant that the amount of the Withholding Taxes was greater than the amount withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount. Net Settlement of vested RSUs shall only be available to satisfy Withholding Taxes, and only if the Company has an affirmative obligation to collect such Withholding Taxes and remit such amounts to the Participant’s applicable taxing authority. No cash payment to the Participant in respect of Net Settlement of any vested RSUs shall be permitted.

c.Section 83(b) Election. Subject to the Participant’s satisfaction of any tax withholding obligation due and the availability of such election to Participant, the Participant may elect, within Thirty (30) days after the Grant Date, to file the Section 83(b) Election with the Internal Revenue Service, regardless of their vesting status. Instructions on how to file the Section 83(b) Election with respect to the Service Award and a sample Section 83(b) Election form is provided as Appendix B. Accordingly, with respect to the Section 83(b) Election, the Participant hereby acknowledges and agrees that:

(i)the Company makes no recommendation with respect to the decision to make the Section 83(b) Election;

(ii)the decision to make the Section 83(b) Election is solely the Participant’s responsibility;

(iii)notwithstanding the Section 83(b) Election, the RSUs shall remain subject to forfeiture and the restrictions described herein and in the Plan until they become vested, and, in the event the RSUs are forfeited following the Section 83(b) Election, the Company shall not be liable for any losses or other liability incurred by the Participant in connection with such forfeiture, and the Participant shall not be entitled to receive any compensation for such forfeited RSUs;

(iv)the Participant is liable for, and hereby agrees to timely pay, all applicable tax obligations due in connection with the Section 83(b) Election; and

(v)the satisfaction of the Withholding Taxes and any other tax obligations with respect to the Section 83(b) Election may not be satisfied Net Settlement, and may only be satisfied by the payment, in cash, of the amount of the Withholding Tax and other tax obligations due thereon.

d.Section 409A. The Service Award, the Plan, and this Award Agreement are intended to be exempt from Section 409A of the Code and the interpretive guidance thereunder (“Section 409A”), and shall be administered and interpreted accordingly. If any provision of this Award Agreement fails to comply with applicable requirements of Section 409A, the Company may, in its sole discretion and without requiring the Participant’s consent, make such modifications to this Award Agreement and/or related payments to the extent it determines necessary or advisable to comply with the requirements of Section 409A. Nothing in this Award Agreement shall be construed as a guarantee of any particular tax effect for the Service Award, and the Company does not guarantee that any compensation or benefits provided under this Award Agreement will satisfy Section 409A.

7.Representations and Warranties. By accepting the Service Award, the Participant hereby represents, warrants, acknowledges and agrees as follows:

a.The Participant has received a copy of the Plan, has reviewed the Plan and this Award Agreement in their entirety, and has had an opportunity to obtain the advice of independent counsel prior to accepting the Service Award;

b.The Participant has had the opportunity to consult with a tax advisor concerning the tax consequences of accepting the Service Award, and understands that the Company makes no representation regarding the tax treatment as to any aspect of the Service Award, including the grant, vesting, settlement, or conversion of the Service Award;

c.The Participant’s participation in the Plan and acceptance of the Service Award is voluntary and without expectation of employment or service, or continued employment or service, with the Company, and the Participant understands that neither the grant of this discretionary Service Award nor the Participant’s participation in the Plan confers any right to continue in the service of the Company or to receive any other award or amount of compensation, whether under the Plan or otherwise, and no payment of any award under the Plan will be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance, or other benefit plan of the Company except as otherwise specifically provided in such other plan;

d.The Participant consents to the collection, use, and transfer, in electronic or other form, of the Participant’s personal data by the Company, the Committee, and any third party retained to administer the Plan for the exclusive purpose of administering the Service Award and Participant’s participation in the Plan; provided, that the Participant agrees to promptly notify the Committee of any changes in the Participant’s name, address, or contact information during the entire period of Plan participation; and

e.Notices and other documents related to the Service Award or the Plan may be delivered by electronic means, and the Participant hereby consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system authorized by the Committee.

8.General Provisions.

a.Conformity with Plan. This Award Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan; provided, however, inconsistencies between this Award Agreement and the Plan shall be resolved in accordance with the terms of the Plan in all respects. With respect to any ambiguities in this Award Agreement or any matters as to which this Award Agreement is silent, the Plan shall govern.

b.Governing Law; Disputes. The Plan and this Award Agreement are to be governed, construed, and administered in accordance with the laws of the State of Nevada, without regard to otherwise governing conflict of laws principles. Any dispute or controversy arising under, out of, or in connection with this Award Agreement shall be finally determined and settled by binding arbitration in the County and State in which the Company office which is assigned by the Company’s Human Resources Department as Participant’s home office, in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the Service Award may be entered in any court having jurisdiction. In such arbitration, each party shall bear its own costs and fees, including attorneys’ and accountants’ fees and costs. TO THE EXTENT PERMITTED BY LAW, THE PARTICIPANT KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY AGREES TO, AND HEREBY DOES, WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION, CAUSE OF ACTION, CLAIM, PROCEEDING, OR COUNTERCLAIM BASED ON THIS AWARD AGREEMENT OR ARISING OUT OF, UNDER, OR RELATING TO THIS AWARD AGREEMENT; AND/OR BASED ON ANY ALLEGED ACTION, INACTION, OR OMISSION RELATED TO THIS AWARD AGREEMENT.

c.Administration; Interpretation. In accordance with the Plan and this Award Agreement, the Committee shall have full discretionary authority to administer the Service Award, including discretionary authority to interpret and construe any and all provisions relating to the Service Award. The decisions of the Committee shall be final, binding, and conclusive on all parties. In the event of a conflict between this Award Agreement and the Plan, the terms of the Plan shall prevail.

d.Entire Agreement. This Award Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties.

e.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

f.Successors and Assigns. The rights and benefits of this Award Agreement shall inure to the benefit of, and be enforceable by, the Company’s successors (including any successor by reason of amalgamation of the Company) and assigns. The rights and obligations of Participant under this Award Agreement may not be assigned, except to Permitted Transferees in accordance with Section 4.a.

g.Injunctive Relief. In addition to any other right of the Company to enforce the terms of this Award Agreement, the Participant hereby consents and agrees that the Company may bring an action or special proceeding in any state or federal court of competent jurisdiction to seek injunctive or other relief to enforce the Participant’s compliance with any restrictive covenant obligations undertaken by the Participant in connection with the grant of the Service Award.

9.Acknowledgement of Receipt and Acceptance. By indicating acceptance of the Service Award through the Company’s online acceptance procedure you acknowledge that: (a) you have received, and understand and agree to the terms of, this Award Agreement and the Plan (including any exhibits to each document); (b) you accept the Service Award on the terms and conditions set forth in this Award Agreement and the Plan (including any exhibits to each document); and (c) this Award Agreement and the Plan (including any exhibits to each document) set forth the entire understanding between you and the Company regarding the rights to acquire the RSUs subject to this Service Award and supersede all prior oral and written agreements with respect thereto. Any Service Award not accepted through the Company’s online acceptance procedure, within 60 days of grant, shall be forfeited.

Attachments:Appendix A – Notice of Grant

Appendix B – Section 83(b) Election Form (provided separately)

Appendix C – Irrevocable Stock Power (provided separately)